EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contacts:
MEDIA Greg Gable Charles Schwab Phone: 415-636-5847	INVESTORS/ANALYSTS Rich Fowler Charles Schwab Phone: 415-636-9869

CHRIS DODDS TO RETIRE AS SCHWAB CFO ON MAY 18

Joseph Martinetto to be named CFO

SAN FRANCISCO, Jan. 25, 2007 - The Charles Schwab Corporation announced today that Christopher V. Dodds, Schwab's executive vice president and CFO, will retire on May 18, following Schwab's annual stockholders meeting, and Joseph R. Martinetto, Schwab's senior vice president & treasurer, will replace him as CFO at that time.

"Chris has played a pivotal role helping to steer Schwab, and in particular, helping me turn the company around and put it on its renewed trajectory of growth during the last three years, " said Charles R. Schwab, Schwab founder, chairman and CEO. "One of Chris's great strengths has been building a team of executives around him, and we're confident of a smooth transition for Joe, a nine-year veteran at Schwab and a strong executive to fill the CFO role. "

Dodds joined Schwab in 1986 and has held a variety of financial positions in treasury, corporate development, and financial planning and analysis. He served as treasurer from 1993 to 1997, corporate controller from 1997 to 1999, and chief financial officer since July 1999.

Describing his decision to retire, Mr. Dodds said, "I feel that Schwab is superbly positioned for success in the years ahead and I am extremely fortunate to have reached a point in my life where I now have the flexibility to be able to devote more time and attention to my family and my community. Leaving behind the daily demands of my current job provides me the time to pursue other activities including service on corporate boards and philanthropic activities, and to create a different work-life balance. "

Martinetto, 45, joined Schwab in 1997 as senior vice president and treasurer. During his tenure at Schwab he has also held the role of chief financial officer for the Schwab Investor Services enterprise, the largest division of the company. He resumed the role of treasurer in 2003 and in 2005 also assumed responsibility for the company's financial planning and analysis function. Prior to joining Schwab, Martinetto was senior vice president, senior assistant treasurer at Transamerica Corporation and senior vice president, asset liability management at First Interstate Bancorp. He received his BA from Claremont McKenna College in Claremont California and an MBA from the University of California, Berkeley.

About Charles Schwab

The Charles Schwab Corporation (Nasdaq: SCHW) is a leading provider of financial services, with more than 300 offices and 6.7 million client brokerage accounts, 542,000 corporate retirement plan participants, 147,000 banking accounts, and $1.2 trillion in client assets as of December 31, 2006. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. The Charles Schwab Bank, N.A. (member FDIC) provides banking and mortgage services and products. More information is available at www.schwab.com.

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